MANAGEMENT'S RESPONSIBILITY
                FOR FINANCIAL REPORTING


The Company's management is responsible for the information in this annual report and for the preparation of the financial statements. The financial statements have been prepared in accordance with Canadian general accepted accounting principles and include estimates considered necessary by management to fairly and consistently present the consolidated financial position of the Company.

     Management maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that transactions are authorized, recorded and reliable for preparing financial statements.

     The Board of directors carries out its responsibility for the consolidated financial statements principally through its Audit Committee. The Audit Committee, composed of three outside directors, meets with the independent auditors and reviews the consolidated financial statements prior to submission to the Board for approval.


/S/ LEWIS RITCHIE
Lewis Ritchie
Chief Financial Officer
February 21, 2003


cinram(17)2002

AUDITORS' REPORT TO THE SHAREHOLDERS



We have audited the consolidated balance sheets of Cinram International Inc. as at December 31, 2002 and 2001 and the consolidated statements of earnings and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December
31, 2002 and 2001 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

KPMG LLP
-----------------

Chartered Accountants

Toronto, Canada
February 21, 2003



cinram(18)2002

CONSOLIDATED BALANCE SHEETS

(Stated in thousands of Canadian dollars]



======================================================================================================================
Years ended December 31,                                                                   2002                  2001
----------------------------------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS:
   Cash and cash equivalents                                                         $  164,216            $  91,879
   Accounts receivable                                                                  223,385              244,828
   INVENTORIES (NOTE 2)                                                                  63,063               38,758
   Prepaid expenses                                                                      11,137                8,331
   FUTURE INCOME TAXES (NOTE 10)                                                          8,905                7,827
----------------------------------------------------------------------------------------------------------------------
                                                                                        470,706              391,623
CAPITAL ASSETS (NOTE 3)                                                                 298,345              296,205
ASSETS UNDER CAPITAL LEASE (NOTE 3)                                                      13,300               19,501
Goodwill                                                                                  6,789                6,805
Other assets                                                                             40,553               20,638
FUTURE INCOME TAXES (NOTE 10)                                                                 -                  612
----------------------------------------------------------------------------------------------------------------------
                                                                                     $  829,693            $ 735,384
======================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
   BANK OPERATING LOANS (NOTE 4)                                                     $        -            $   8,254
   Accounts payable and accrued liabilities                                             257,464              243,387
   Income taxes payable                                                                  13,602               10,205
   CURRENT PORTION OF LONG-TERM DEBT (NOTE 5)                                            11,977                6,988
   CURRENT PORTION OF OBLIGATIONS UNDER CAPITAL LEASES (NOTE 6)                           1,569                1,357
----------------------------------------------------------------------------------------------------------------------
                                                                                        284,612              270,191
======================================================================================================================
LONG-TERM DEBT (NOTE 5)                                                                  42,012               34,231
Obligations under capital leases (note 6)                                                16,318               15,333
FUTURE INCOME TAXES (NOTE 10)                                                            26,581               17,030
SHAREHOLDERS' EQUITY:
   CAPITAL STOCK (NOTE 7)                                                               240,408              238,465
   Contributed surplus                                                                      182                  182
   Retained earnings                                                                    193,734              143,670
   Foreign currency translation adjustment                                               25,846               16,282
----------------------------------------------------------------------------------------------------------------------
                                                                                        460,170              398,599
----------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENT LIABILITIES (NOTES 6 AND 11)
----------------------------------------------------------------------------------------------------------------------
                                                                                     $  829,693            $ 735,384
======================================================================================================================
 See accompanying notes to consolidated financial statements.

On behalf of the Board:





/s/ ISIDORE PHILOSOPHE                              /s/ LEWIS RITCHIE (DIRECTOR)
ISIDORE PHILOSOPHE (DIRECTOR)                       LEWIS RITCHIE (DIRECTOR)




                                                                  cinram(19)2002

CONSOLIDATED STATEMENTS OF EARNINGS AND
        RETAINED EARNINGS


             (Stated in thousands of Canadian dollars, except per share amounts)




=============================================================================================================================
    Years ended December 31,                                                   2002                                2001
-----------------------------------------------------------------------------------------------------------------------------
    Revenue                                                                $  878,679                           $  831,723
    Cost of goods sold                                                        719,132                              710,680
-----------------------------------------------------------------------------------------------------------------------------
    Gross profit                                                              159,547                              121,043
    Selling, general and administrative expenses                               80,969                               78,898
    Goodwill amortization                                                           -                                2,074
    Exchange loss (gain) on foreign currency balances                            (647)                               2,409
-----------------------------------------------------------------------------------------------------------------------------
   Earnings before interest expense, investment
       income, unusual items and income taxes                                  79,225                               37,662
   Interest expense on long-term debt                                           3,580                                5,236
   Interest expense on capital leases                                             979                                1,232
   Interest expense-other                                                         634                                3,174
   Investment income                                                           (4,538)                              (4,404)
-----------------------------------------------------------------------------------------------------------------------------
   Earnings before unusual items and income taxes                              78,570                               32,424
   Unusual items (note 9)                                                       2,276                               (3,980)
-----------------------------------------------------------------------------------------------------------------------------
   Earnings before income taxes                                                76,294                               36,404
   Income taxes (note 10):
       Current                                                                 12,839                               12,593
       Future                                                                   8,984                                   98
-----------------------------------------------------------------------------------------------------------------------------
                                                                               21,823                               12,691
-----------------------------------------------------------------------------------------------------------------------------
   Net earnings                                                                54,471                               23,713
   Retained earnings, beginning of year                                       143,670                              123,090
   Dividends declared                                                          (4,407)                              (3,133)
-----------------------------------------------------------------------------------------------------------------------------
   Retained earnings, end of year                                          $  193,734                           $  143,670
   Earnings per share:
      Basic                                                                $     0.99                           $     0.43
      Diluted                                                                    0.98                                 0.43
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
   Weighted average number of shares outstanding (note 8):
      Basic (in thousands)                                                     55,054                               54,860
      diluted (in thousands)                                                   55,335                               54,942
=============================================================================================================================

See accompanying notes to consolidated financial statements.



cinram(20)2002

CONSOLIDATED STATEMENTS OF CASH FLOWS


                                       (Stated in thousands of Canadian dollars)




=======================================================================================================================
   Years ended December 31.                                                            2002                      2001
-----------------------------------------------------------------------------------------------------------------------
   Cash provided by (used in):
   OPERATIONS:
   Net earnings                                                                  $   54,471                 $  23,713
   Items not involving cash:
      Amortization                                                                   75,043                    66,855
      Write-down of carrying value of capital assets (note 9)                         4,604                    12,641
       Future income taxes                                                            9,085                        98
      Loss (gain) on disposition of capital assets                                      (79)                       64
      Unrealized foreign exchange loss                                                4,453                     2.606
   Change in non-cash operating working capital (note 13)                             4,733                       (90)
-----------------------------------------------------------------------------------------------------------------------
                                                                                    152,310                   105,887
   FINANCING:
   Decrease in bank loans                                                            (8,517)                  (64,661)
   Increase in long-term debt                                                        22,057                    39,620
   Repayment of long-term debt                                                       (9,055)                  (53,324)
   Decrease in obligations under capital leases                                      (1,522)                   (1,167)
   Issuance of common shares                                                          1,943                         -
   Purchase for cancellation of common shares                                             -                      (254)
   Dividends paid                                                                    (4,407)                   (4,389)
-----------------------------------------------------------------------------------------------------------------------
                                                                                        499                   (84,175)
   INVESTMENTS:
   Sale of marketable securities                                                          -                     1,250
   Purchase of capital assets                                                       (69,309)                  (80,341)
   Proceeds on disposition of capital assets                                          6,237                    18,759
   Decrease (increase) in other assets                                              (19,915)                    4,243
-----------------------------------------------------------------------------------------------------------------------
                                                                                    (82,987)                  (56,089)

   Foreign exchange gain on cash held in foreign currencies                           2,515                       284
-----------------------------------------------------------------------------------------------------------------------
  Increase (decrease) in cash and cash equivalents                                   72,337                   (34,093)
  Cash and cash equivalents, beginning of year                                       91,879                   125,972
-----------------------------------------------------------------------------------------------------------------------
  Cash and cash equivalents, end of year                                        $   164,216                 $  91,879
=======================================================================================================================
  Supplemental cash flow information:
      Interest paid                                                             $     5,759                 $   9,066
      Income taxes paid                                                              13,254                     2,531
=======================================================================================================================


  See accompanying notes to consolidated financial statements.

                                                                  cinram(21)2002

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1. SIGNIFICANT ACCOUNTING POLICIES:

     (a)  BASIS OF PRESENTATION:

          These consolidated financial statements include the accounts of Cinram International Inc. (the "Company") and its wholly owned subsidiaries. The accounts of the joint venture have been consolidated in the financial statements on a proportionate basis. All intercompany balances and transactions have been eliminated on consolidation.

     (b)  INVENTORIES:

          Raw materials are stated at the lower of cost, determined substantially on a first-in, first-out basis, and replacement cost. Finished goods and work in process are stated at the lower of cost and net realizable value. Cost includes materials and an application of relevant manufacturing labour and overhead.

     (c)  REVENUE RECOGNITION:

          Revenue is comprised of product sales and service revenue earned from fulfillment services. Revenue from product sales is recognized upon shipment of the goods. Service revenue is recognized as services are performed.

     (d)  CAPITAL ASSETS:

          Capital assets are recorded at cost. Major renewals and improvements are capitalized, while maintenance and repairs are charged to operations as incurred. Gains or losses arising from the disposition of capital assets are reflected in net earnings.

          Amortization is provided using the following methods and annual rates, commencing when the asset is entered into use:



=====================================================================================================
    Asset                                            Basis                                      Rate
-----------------------------------------------------------------------------------------------------
    Buildings                                       Straight line                          2.5% - 5%
    Machinery and equipment                         Straight line                        14% - 33.3%
    Computer equipment                              Straight tine                        20% - 33.3%
    Furniture                                       Declining balance                            20%
    Leasehold improvements                                                        Over term of lease
=====================================================================================================



The Company reviews the recoverability of capital assets annually or more frequently if events or circumstances indicate that the carrying amount may not be recoverable. Recoverability is measured by comparing the carrying amounts of a group of assets to future undiscounted net cash flows expected to be generated by that group of assets. The Company has recorded impairment charges in 2002 and 2001 (note 9).

Change in accounting estimate:

During the second quarter of 2002, the Company amended the estimated useful life of the manufacturing equipment used in the production of VHS video cassettes and CDs as a result of changing technologies. The impact of the change is a reduction in the useful life of the manufacturing equipment from a range of 3 to 10 years to a range of 3 to 5 years.

This change in the estimated useful life of the manufacturing equipment has been applied prospectively and resulted in additional amortization of approximately $5,700 for the year ended December 31, 2002.

cinram(21)2002

                 (In thousands of Canadian dollars, except common shares and per share information)
                                         Years ended December 31, 2002 and 2001)


(e)  FOREIGN CURRENCY TRANSLATION:

     Transactions in foreign currencies are translated into Canadian dollars at the exchange rate in effect on the transaction date. Monetary items expressed in foreign currencies are translated into Canadian dollars at the exchange rates in effect at the consolidated balance sheet date. The resulting exchange gains and losses are included in the determination of net earnings for the year.

     For self-sustaining foreign operations, all assets and liabilities are translated into Canadian dollars using year-end exchange rates and revenue and expenses are translated at average exchange rates. Gains and losses arising from the translation of the financial statements of self-sustaining foreign operations are deferred and included as a separate component of shareholders' equity.

(f)  RESEARCH AND DEVELOPMENT COSTS:

     Development costs relating to specific projects that in the Company's view have a clearly defined future market are deferred and amortized based on production. All other research and other developments costs, net of investment tax credits, are charged to earnings in the period in which they are incurred.

(g)  CASH AND CASH EQUIVALENTS:

     The Company considers all highly liquid investment instruments with a maturity of three months or less at the time of purchase to be cash equivalents.

(h)  INCOME TAXES:

     The Company follows the asset and liability method of accounting for income taxes. Under the asset and liability method, future income tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future income tax assets and liabilities are measured using enacted or substantively enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment or substantively enactment date. Future income tax assets are recognized and if realization is not considered "more likely than not", a valuation allowance is provided.

(i)  EARNINGS PER SHARE:

     Basic earnings per share is calculated by dividing the earnings available to common shareholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share is calculated using the treasury stock method, which assumes that all stock options with exercise prices below the market prices are exercised with the proceeds used to purchase common shares of the Company at the average market price during the year.

(j)  USE OF ESTIMATES:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the year. Significant estimates are used in determining, but not limited to, the allowance for doubtful accounts, inventory valuation, income tax valuation allowances, restructuring costs, the useful lives of all depreciable assets, and the recoverability of capital assets and goodwill using estimates of future cash flows. Actual results could differ from those estimates.

                                                                  cinram(23)2002

      (k) CHANGES IN ACCOUNTING POLICIES:

          (i)  Stock-based compensation:

               In December 2001, The Canadian Institute of Chartered Accountants ["CICA") issued Handbook Section 3870, "Stock-Based Compensation and Other Stock-Based Payments", which establishes standards for the recognition, measurement and disclosure of stock-based compensation and other stock-based payments made in exchange for goods and services provided by employees and non-employees. The standard requires that a fair value-based method of accounting be applied to all stock-based payments to non-employees and to employee awards that are direct awards of stock, that call for settlement in cash or other assets or are stock appreciation rights that call for settlement by the issuance of equity instruments. However, the new standard permits the Company to continue its existing policy of recording no compensation cost on the grant of stock options to employees. Consideration paid by employees on the exercise of stock options is recorded as share capital. The standard is effective for the Company's fiscal year beginning January 1, 2002 for awards granted on or after that date. The adoption of this standard has no effect on the consolidated financial statements other than additional pro forma disclosures as if the fair value-based accounting method had been used to account for these awards.

               Had the Company determined compensation expense based on the fair values at grant dates of the stock options consistent with the fair value method, the Company's earnings per share would have been reported as the pro forma amounts indicated below. The pro forma disclosure omits the effects of awards granted before fiscal years beginning on or after January 1, 2002.

==================================================================
                                                           2002
------------------------------------------------------------------
Net earnings, as reported                         $      54,471
Stock-based compensation expense                          1,185

------------------------------------------------------------------
Pro forma net earnings                            $      53,286
==================================================================

Basic earnings per share, as reported             $        0.99
Effect of stock-based compensation expense                 0.02

------------------------------------------------------------------
Pro forma basic earnings per share                $        0.97
==================================================================

Diluted earnings per share, as reported           $        0.98
Effect of stock-based compensation expense                 0.02

------------------------------------------------------------------
Pro forma diluted earnings per share              $        0.96
==================================================================




cinram(24)2002

          (In thousands of Canadian dollars, except common shares and per share information) Years ended December 31, 2002 and 2001


     The weighted average estimated fair value at the date of the grant for options granted during the year ended December 31, 2002 was $5.28 per share.

     The fair value of each option granted was estimated on the date of the grant using the Black-Scholes fair value option pricing model with the following assumptions:


================================================================================
                                                                         2002
--------------------------------------------------------------------------------
Risk-free interest rate                                                  4.0%
Dividend yield                                                         0.768%
Volatility factor of the future expected market
price of common shares                                                    60%
Weighted average expected life of the options                         5 YEARS
================================================================================

     For the purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period.

(ii) Goodwill and intangible assets:

     In September 2001, The CICA issued Handbook Section 3062, "Goodwill and Other Intangible Assets" ("Section 3062"). Section 3062 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually by comparing the carrying value to the respective fair value. Section 3062 also requires that intangible assets with estimated useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment by assessing the recoverability of the carrying values. The Company has adopted the provisions of Section 3062, effective January 1, 2002. In connection with
     Section 3062's transitional goodwill impairment evaluation, the Company assessed whether goodwill was impaired as of January 1, 2002, by determining the fair value of its reporting units and comparing that to the carrying amounts of its reporting units.

     To the extent a reporting unit's carrying amount exceeded its fair value, the Company was to perform a second step to measure the amount of impairment in a manner similar to a purchase price allocation. This second step was to be completed no later than December 31, 2002. Any transitional impairment would have been recognized as an effect of a change in accounting policy and would have been charged to opening retained earnings as of January 1, 2002. Upon adoption of Section 3062 on January 1, 2002, the Company determined that there were no intangible assets relating to previous acquisitions that need to be reclassified and accounted for apart from goodwill. The Company completed the transitional goodwill impairment assessment during the second quarter of 2002 and has determined that no impairment existed as of the date of adoption. The Company has calculated the fair value of each reporting unit as at December 31, 2002 and compared this amount to the reporting units' book value and determined that no cinram(25)2002
     impairment exists in any of the Company's reporting units as at December 31, 2002.

     Effective January 1, 2002, the Company had unamortized goodwill of $6,805, which is no longer being amortized. This change in accounting policy is not applied retroactively and the amounts presented for prior periods have not been restated for this change. The following table shows the impact of this change as if the policy had been applied retroactively to 2001:

===========================================================================================
                                                                                     2001
-------------------------------------------------------------------------------------------
Net earnings, as reported                                                     $    23,713
Add back goodwill amortization                                                      2,074
===========================================================================================

Net earnings before goodwill amortization                                     $    25,787
===========================================================================================

Basic and diluted earnings per share, as reported                             $      0.43
Add back goodwill amortization                                                       0.04
===========================================================================================

Basic and diluted earnings per share, before goodwill amortization            $      0.47
===========================================================================================

     Prior to January 1, 2002, goodwill was amortized on a straight-line basis over five to ten years. Management re-evaluated the continuing value of goodwill annually based on estimated future cash flows and any permanent impairment in the value of goodwill was written off to earnings.

2. INVENTIONS:

===================================================================================
                                                          2002                2001
-----------------------------------------------------------------------------------
Raw materials                                     $     36,391       $      27,659
Work in process                                          3,534               3,897
Finished goods                                          23,138               7,202
-----------------------------------------------------------------------------------
                                                  $     63,063       $      38,758
===================================================================================

3. CAPITAL ASSETS:

========================================================================================
                                                                   2002            2001
----------------------------------------------------------------------------------------
                                           ACCUMULATED         NET BOOK        Net book
                                  COST     AMORTIZATION           VALUE           value
----------------------------------------------------------------------------------------
Land                       $     7,340      $         -     $     7,340     $     7,302
Buildings                       81,295           12,250          69,045          67,945
Machinery and equipment        477,530          279,744         197,786         191,411
Computer equipment              12,740           10,874           1,866           2,490
Furniture                       23,529           20,362           3,167           6,100
Leasehold improvements          33,993           20,244          13,749          15,660
Construction in progress         5,392               --           5,392           5,297
----------------------------------------------------------------------------------------
                           $   641,819      $   343,474     $   298,345     $   296,205
========================================================================================

cinram(26)2002

           (In thousands of Canadian dollars, except common shares and per share information) Years ended December 31, 2002 and 2001

Amortization expense for the above noted capital assets for the year ended December 31, 2002, amounted to $73,112 (2001 - $62,721).

Assets under capital lease:

==========================================================================================================
                                                                                     2002           2001
----------------------------------------------------------------------------------------------------------
                                                              ACCUMULATED        NET BOOK       Net book
                                                   COST      AMORTIZATION           VALUE          value
----------------------------------------------------------------------------------------------------------
   Land                                        $  3,606          $      -        $  3,606       $  3,075
   Buildings                                     24,717            15,023           9,694         15,434
   Machinery and equipment                        4,891             4,891               -            992
----------------------------------------------------------------------------------------------------------
                                               $ 33,214          $ 19,914        $ 13,300       $ 19,501
==========================================================================================================

     The assets under capital leases are being amortized on a straight-line basis over their anticipated economic life which is 20 years for buildings, 4 years for machinery and equipment and 3 years for computer equipment. Amortization expense for assets under capital lease, for the year ended December 31, 2002, amounted to $1,931 (2001 - $2,060).


4.   BANK LOANS:

     As at December 31, 2002, the Company has the following bank facilities:

(a) U.S. $25,000,000 operating facility with a U.S. bank, maturing May 2004. The operating facility bears interest at LIBOR plus 2% to LIBOR plus 2.75% and is secured by a general security agreement over all property of the Company located in the United States.

(b) $25,000,000 operating facility with a Canadian bank, maturing June 2003. The operating facility bears interest at LIBOR plus 1.75% and is secured by a general security agreement over all assets of the Company located in Canada.

(c) $10,000,000 capital expenditure facility with a Canadian bank, maturing June 2003. The facility bears interest at LIBOR plus 2.0% and is secured by a general security agreement over all assets of the Company located in Canada.

(d) Unsecured (Pound Sterling)1,000,000 overdraft facility with a U.K bank, maturing April 2003. The facility bears interest at the U.K. base rate plus 1% and requires minimum net tangible assets of Cinram U.K. Limited of (Pound Sterling)4,000,000.

(e) (euro)3,000,000 operating facility with a French bank, maturing July 2003. The facility bears interest at the bank's prime rate plus 0.5% and is secured by accounts receivable.

As at December 31, 2002, no amounts were outstanding under these facilities.

In 2001, bank loans consisted of demand loans payable in Sterling Pounds and Euros, bearing interest at varying market rates between 3.42% and 7% and were secured by certain accounts receivable and inventories.

5.   LONG-TERM DEBT:

==========================================================================================================
                                                                                 2002               2001
----------------------------------------------------------------------------------------------------------
U.S. $33,976 (2001 - U.S. $24,837) due December 31, 2006
     with blended monthly principal and interest repayment
     over a five-year period, secured by certain capital
     assets, bearing interest between 6.85% and 7.33%                       $  53,656          $  39,620
Other                                                                             333              1,599
----------------------------------------------------------------------------------------------------------
                                                                               53,989             41,219

Less current portion                                                           11,977              6,988

----------------------------------------------------------------------------------------------------------
                                                                            $  42,012          $  34,231
==========================================================================================================

     Interest on other long-term debt is charged at a rate of 3.3% (2001 - between 3.3% and 4.47%) and the long-term debt is secured against certain assets consisting of accounts receivable, land and buildings. Future minimum repayments of long-term debt are as follows:


==========================================================================================================
2003                                                                                           $  11,977
2004                                                                                              12,503
2005                                                                                              13,426
2006                                                                                              16,083
----------------------------------------------------------------------------------------------------------
                                                                                               $  53,989
==========================================================================================================

6.   LEASES

     Future minimum rental commitments for all non-cancelable operating and capital leases as at December 31, 2002 are as follows:


==========================================================================================================
                                                     Capital              Operating                Total
----------------------------------------------------------------------------------------------------------
2003                                                $  2,624              $  7,944              $ 10,568
2004                                                   2,720                 5,609                 8,329
2005                                                   2,722                 2,723                 5,445
2006                                                   3,016                   999                 4,015
2007                                                   6,992                   193                 7,185
2008 and thereafter                                    4,374                    26                 4,400
----------------------------------------------------------------------------------------------------------
                                                      22,448              $ 17,494              $ 39,942
==========================================================================================================

Less interest (average rate of 7%)                     4,561
----------------------------------------------------------------------------------------------------------
                                                      17,887
Less current portion                                   1,569
----------------------------------------------------------------------------------------------------------
                                                    $ 16,318
==========================================================================================================

     Operating lease expense for the year ended December 31,2002 amounted to $7,944 (2001 - $5,285).

                         (In thousands of Canadian dollars, except common shares
                                                      and per share information)
                                           Years ended December 31,2002 and 2001


7.   CAPITAL STOCK:

     The authorized capital stock of the Company consists of an unlimited number of common shares and an unlimited number of preference shares. The preferred shares are non-voting and are entitled to dividends as and when declared by the Board of Directors. Capital stock issued and outstanding at December 31, 2002 and 2001 includes the following:

========================================================================================
                                               Common
                                                shares         Warrants          Amount
----------------------------------------------------------------------------------------
Balance outstanding, January 1, 2001        54,936,726        1,700,000     $   238,901
Shares cancelled under share buyback          (100,000)              --            (436)
----------------------------------------------------------------------------------------
Balance outstanding, December 31, 2001      54,836,726        1,700,000         238,465
Options exercised during 2002                  360,165               --           1,943
----------------------------------------------------------------------------------------
Balance outstanding, December 31, 2002      55,196,891        1,700,000     $   240,408
========================================================================================

     The warrants entitle the holder to acquire 1,700,000 common shares at $15 per share and expire in November 2003.

     STOCK-BASED COMPENSATION PLAN:

     At December 31, 2002, the Company has one stock-based compensation plan pursuant to which the Company may grant options to employees, officers and directors of the Company for up to 4,000,000 common shares. The exercise price of each option equals the market price of the Company's stock on the date of the grant; an option's maximum term is 10 years. The options vesting periods range from 3 years to 5 years.

     A summary of the status of the Company's employee stock option plan as at December 31,2002 and 2001 and changes during the years ended on those dates is presented below:

===============================================================================================
                                             2002                               2001
-----------------------------------------------------------------------------------------------
                                                   WEIGHTED                           Weighted
                                                    AVERAGE                            average
                                                   EXERCISE                           exercise
                                     SHARES           PRICE             Shares           price
===============================================================================================
Outstanding, beginning
      of year                     2,600,002          $ 8.35          2,247,002          $ 9.21
Granted                             692,000           10.20            370,500            2.74
Exercised                          (360,165)           5.39                 --              --
Forfeited                          (175,497)          10.95            (17,500)           5.04
-----------------------------------------------------------------------------------------------
Outstanding, end of year          2,756,340            9.04          2,600,002            8.35
===============================================================================================
Options exercisable,
      end of year                 1,578,840          $12.12          1,555,969          $11.42
===============================================================================================

                                                                  cinram(29)2002

     The following summarizes information about the employee stock options at December 31, 2002:

                                  OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
-----------------------------------------------------------------------------------------------
                                        WEIGHTED
                                         AVERAGE       WEIGHTED                    WEIGHTED
                                       REMAINING        AVERAGE                     AVERAGE
RANGE OF                   OPTIONS   CONTRACTUAL       EXERCISE        OPTIONS     EXERCISE
EXERCISE PRICE         OUTSTANDING          LIFE          PRICE    EXERCISABLE        PRICE
-----------------------------------------------------------------------------------------------
$ 2.74 - $ 4.00            208,003           3.4        $  2.74         21,003      $  2.74
$ 4.00 - $ 6.00            188,333           1.5           4.63        188,333         4.63
$6.00 - $ 8.00             271,336           2.2           6.88        271.336         6.88
$8.00-$10.00               415,668           6.3           8.10        268,668         8.10
$10.00-$15.00              962,500           5.0          10.66        162,300        11.85
$15.00-$20.00              494,000           4.0          17.06        494,000        17.06
$20.00 - $22.00            216,500           5.5          22.00        173,200        22.00

-----------------------------------------------------------------------------------------------
$ 2.74 - $22.00          2,756,340           4.0           9.04      1,578.840        12.12
===============================================================================================

8.   BASIC AND DILUTED EARNINGS PER SHARE:

     Basic and diluted earnings per share have been calculated using the weighted average and maximum dilutive number of shares outstanding during the year, which amounted to 55,053,741 (2001 - 54,860,288) and 55,334,605
     (2001 - 54,942,387), respectively.

     The following table sets forth the computation of diluted earnings per share:

=========================================================================
                                                        2002        2001
-------------------------------------------------------------------------

Numerator:
Earnings (loss) available to common shareholders     $54,471     $23,713
=========================================================================
Denominator (shares in thousands):
    Weighted average shares outstanding               55,054      54,860
    Effect of dilutive securities:
        Employee stock options                           281          82
-------------------------------------------------------------------------
Adjusted weighted average shares and
    assumed conversions                               55,335      54,942
=========================================================================

     Excluded from the calculation of diluted earnings per share are 1,673,000 (2001 - 2,229,502) options, which are anti-dilutive and 1,700,000 (2001 -
     1,700,000) warrants, which are anti-dilutive.

9.   UNUSUAL ITEMS:

==============================================================================
                                                     2002           2001
------------------------------------------------------------------------------

Provision for restructuring                      $ (2,328)(ii)   (16,621)(iii)
Write-down of carrying value of capital assets   $  4,604 (i)     12,641 (iv)
------------------------------------------------------------------------------
                                                    2,276         (3,980)
==============================================================================


cinram(30)2002

                         (In thousands of Canadian dollars, except common shares
                                                      and per share information)
                                          Years ended December 31, 2002 and 2001


     2002:

     (i) During 2002, as part of the Company's restructuring efforts in Europe, management negotiated an agreement to sell the shares of Cinram Nederland B.V. While the sale agreement was reached during 2002, the actual sale did not close until January 2, 2003. As part of this transaction, management reviewed the carrying value of its capital assets in the Netherlands, resulting in the write-down of assets under capital lease to their net recoverable amount.

     (ii) As a result of the above noted transaction, management also determined that certain restructuring provisions recorded in prior periods were no longer necessary as the headcount reductions which were anticipated and provided for, did not materialize.

     2001:

     (iii) During 2001, the first phase of a restructuring plan, which involved the transfer of all CD and DVD equipment from one European plant to another, was completed, as was the planned closure of a U.S. plant. The second phase of the restructuring plan, which involved a plant closure of one of the European facilities, was not completed by December 31, 2001. Consequently, those portions of the 2000 accrual which had not been expended were cancelled, and the amount ($16,621) was applied to reduce the 2001 charge against earnings. Consequently, $16,621 of the 2000 accrual which had not been expended has been taken into income in 2001.

     (iv) In addition, in 2001, management conducted reviews of the carrying values of its capital assets, which resulted in write-downs to capital assets to their net recoverable amount, based on reductions in estimated future cash flows, primarily from the discontinued usage of certain assets.

10.  INCOME TAXES:

     Income tax expense varies from the amount that would be computed by applying the basic combined federal and provincial rate as follows:

=================================================================================================================
                                                                  2002                           2001
-----------------------------------------------------------------------------------------------------------------

Basic rate applied to pretax income                     $   29,449      38.6%         $   15,217         41.8%
Increase (decrease) in taxes resulting from:
    Manufacturing and processing reduction                  (1,522)     (2.0)%              (395)        (1.1)%
    Losses in foreign subsidiaries not tax effected            484       0.6 %             2,907          8.0%
    Losses utilized in the current period to reduce
        taxable income not previously recognized            (1,883)     (2.5)%
    Tax rates in other jurisdictions                        (4,844)     (6.3)%            (5,200)       (14.3)%
    Other items                                                139       0.2%                162          0.4%
-----------------------------------------------------------------------------------------------------------------
                                                        $   21,823      28.6%         $   12,691         34.8%
=================================================================================================================


                                                                 cinram(31)2002

     The tax effects of temporary differences that give rise to significant portions of the future tax assets and future tax liabilities at December 31, 2002 and 2001 are presented below:

=======================================================================================
                                                               2002               2001
---------------------------------------------------------------------------------------

FUTURE TAX ASSETS:
    Non-capital income tax loss carryforwards            $    8,005         $   10,642
    Capital loss carryforwards                                3,714              3,567
    Accruals not deductible in the current period             9,903             22,440
    Capital assets - difference in net book value
    and undepreciated capital costs                           1,748                 --
    Goodwill                                                    493                915
    Tax credits available to reduce future taxes payable         --              1,549
    Other                                                        --              1,572
---------------------------------------------------------------------------------------
    Less valuation allowance                                 23,863             40,685
                                                             14,465             16,337
---------------------------------------------------------------------------------------
                                                              9,398             24,348


FUTURE TAX LIABILITIES:
    Capital assets - difference in net book value           (27,074)           (32,939)
    and undepreciated capital costs
---------------------------------------------------------------------------------------
Net future tax liabilities                               $  (17,676)        $   (8,591)
=======================================================================================

     At December 31, 2002, the Company has non-capital loss carryforwards in France and the Netherlands. No benefit has been established in relation to these losses as it is not more likely than not that the Company will be able to utilize these losses in the future.

The income tax losses in France expiring in the year ending December 31 in Euros are as follows:
========================================================================
2003                                                            $   319
2004                                                              2,273
2005                                                                855
2006                                                                954
2007                                                                691
------------------------------------------------------------------------
                                                                  5,092
========================================================================

11.  CONTINGENT LIABILITIES:.

     The Company is involved in various legal actions that are normal to the Company's business. In the opinion of the Company, any resulting liability is not expected to have a material adverse effect on the Company's financial position or its results.

12.  RELATED PARTY TRANSACTIONS:

     The Company leases certain premises from three companies owned by certain shareholders of the Company and their families. The lease, which is on a month-to-month basis, is recorded at its exchange amount as agreed to by the parties. Lease costs in the year were $760 (2001 - $760).


cinram(32)2002

                         (In thousands of Canadian dollars, except common shares
                                                      and per share information)

                                          Years ended December 31, 2002 and 2001


13. CHANGE IN NON-CASH OPERATING WORKING CAPITAL:

     --------------------------------------------------------------------------
                                                         2002            2001
     --------------------------------------------------------------------------
     Accounts receivable                              $ 21,443        $(19,659)
     Income taxes recoverable                               --           8,090
     Inventories                                       (24,305)          5,189
     Prepaid expenses                                   (2,806)         (4,335)
     Accounts payable and accrued liabilities            7,004             420
     Income taxes payable                                3,397          10,205

     --------------------------------------------------------------------------
                                                      $  4,733        $    (90)
     --------------------------------------------------------------------------

14.  SEGMENTED INFORMATION:

     The Company has two reportable business segments, being audio/ROM replication/duplication and home video replication/duplication.

     The audio/ROM replication/duplication segment manufactures audio cassettes, CDs and CD-ROMs and the home video replication/duplication segment manufactures video cassettes and DVDs.

     The accounting policies of the segments are the same as those described in the significant accounting policies. The Company evaluates segment performance based on earnings before interest expense, investment income, unusual items and income taxes.

     In 2002, the Company was dependent on two customers for approximately 37% and 15%, respectively, of consolidated revenue from the two main business segments. At December 31, 2002, these customers represented approximately 39% and 19%, respectively, of consolidated accounts receivable.

     In 2001, the Company was dependent on two customers for approximately 32% and 21%, respectively, of consolidated revenue from the two main business segments. At December 31, 2001, these customers represented approximately 29% and 22%, respectively, of consolidated accounts receivable.

(a)  INDUSTRY SEGMENTS:

     ----------------------------------------------------------------------------------
                                       AUDIO/ROM     HOME VIDEO
                                      REPLICATION/  REPLICATION/
     2002                             DUPLICATION   DUPLICATION     OTHER      TOTAL
     ----------------------------------------------------------------------------------
     Revenue from
             external customers         $241,261     $539,218      $98,200     $878,679
     Earnings before
             interest expense,
             investment income,
             unusual items and
             income taxes                 15,016       61,994        2,215       79,225
     Total assets                        227,811      509,157       92,725      829,693
     Amortization of capital assets
             and goodwill                 20,605       46,051        8,387       75,043
     Capital expenditures                  7,919       43,686       17,704       69,309
     ----------------------------------------------------------------------------------


                                                                  cinram(33)2002

    -----------------------------------------------------------------------------------
                                      Audio/ROM     Home Video
                                     replication/  replication/
    2001                             duplication   duplication     Other        Total
    -----------------------------------------------------------------------------------
    Revenue from
            external customers         $287,533     $477,513      $66,677      $831,723
    Earnings (loss) before
            interest expense,
            investment income,
            unusual items and
            income taxes                 13,667       27,583       (3,588)       37,662
    Total assets                        254,228      422,202       58,954       735,384
    Amortization of capital assets
            and goodwill                 23,112       38,383        5,360        66,855
    Capital expenditures                 13,302       61,440        5,599        80,341
    -----------------------------------------------------------------------------------


(b) GEOGRAPHIC SEGMENTS:

    -------------------------------------------------------------------------------------
                                          UNITED
    2002                      CANADA      STATES        FRANCE       OTHER        TOTAL
    -------------------------------------------------------------------------------------
    Revenue from
            external
            customers        $167,596     $452,723     $137,587     $120,773     $878,679
    Capital assets and
            goodwill           71,439      198,120       35,409       13,466      318,434
    -------------------------------------------------------------------------------------

    -------------------------------------------------------------------------------------
                                          United
    2001                      Canada      States        France       Other        Total
    -------------------------------------------------------------------------------------
    Revenue from
            external
            customers        $151,941     $422,280     $126,693     $130,809     $831,723
    Capital assets and
            goodwill           63,528      206,336       43,021        9,626      322,511
    -------------------------------------------------------------------------------------




cinram(34)2002

                         (In thousands of Canadian dollars, except common shares
                                                      and per share information)
                                          Years ended December 31, 2002 and 2001

15.  FINANCIAL INSTRUMENTS:

     The carrying values of cash and cash equivalents, accounts receivable, bank loans and accounts payable and accrued liabilities approximate their fair values because of the short-term maturity of these financial instruments. The carrying values of long-term debt and obligations under capital leases which have variable interest rates based on market rates approximate the fair values of those financial instruments. The fair values of the Company's other long-term debt and obligations under capital leases were based on the amount of future cash flows associated with each instrument discounted using borrowing rates currently available for similar debt instruments of similar maturity. The aggregate fair value of the Company's total long-term debt and obligations under capital leases was:

     ---------------------------------------------------------------------------
     2002                                                                $74,108
     2001                                                                 58,961
     ---------------------------------------------------------------------------

16.  JOINT VENTURES:

     The Company's proportionate share of the assets, liabilities and results of operations of joint ventures as at and for the years ended December 31, 2002 and 2001, recorded in the consolidated financial statements of the Company, is as follows:

     --------------------------------------------------------------------------------
                                                                   2002        2001
     --------------------------------------------------------------------------------
      Current assets                                             $10,748     $ 8,926
      Long-term assets                                             1,674       1,528
      Current liabilities                                          4,484       3,353
      Net sales                                                   20,841      19,092
      Earnings before interest expense, investment income,
              unusual items and income taxes                       1,729       2,088
      NET EARNINGS                                                 1,012       1,576
     --------------------------------------------------------------------------------

     Cash provided by (used in) operations, financing and investments (excluding non-cash activities) of joint ventures was as follows:

     --------------------------------------------------------------------------------
                                                                   2002        2001
     --------------------------------------------------------------------------------
      Cash provided by operating activities                      $   529      $2,400
      Cash used financing activities                                  --         (30)
      CASH USED INVESTING ACTIVITIES                              (1,748)       (412)
     --------------------------------------------------------------------------------



                                                                  cinram(35)2002

11 YEARS FINANCIAL SUMMARY

--------------------------------------------------------------------------------------------------
Years ended December 31,                               2002        2001         2000         1999
--------------------------------------------------------------------------------------------------

INCOME STATEMENT

Net sales                                           878,679     831,723      652,281      645,539
--------------------------------------------------------------------------------------------------
Sales growth in %                                         6%         28%           1%           0%
--------------------------------------------------------------------------------------------------
Cost of goods sold                                  719,132     710,680      548,703      481,337
--------------------------------------------------------------------------------------------------
Gross profit before amortization                    234,590     187,898      161,338      222,777
--------------------------------------------------------------------------------------------------
Gross profit % before amortization                       27%         23%          25%          35%
--------------------------------------------------------------------------------------------------
Amortization                                         75,043      66,855       57,760       58,575
--------------------------------------------------------------------------------------------------
Gross profit                                        159,547     121,043      103,578      164,202
--------------------------------------------------------------------------------------------------
Gross profit as a % of sales                             18%         15%          16%          25%
--------------------------------------------------------------------------------------------------
Selling, general and administrative expenses         80,969      81,208       80,376       71,804
--------------------------------------------------------------------------------------------------
Selling, general and administrative
        expenses as a % of net sales                      9%         10%          12%          11%
--------------------------------------------------------------------------------------------------
Goodwill amortization                                    --       2,074        5,063        8,746
--------------------------------------------------------------------------------------------------
Research and development expenses                        --          99        1,700        1,565
--------------------------------------------------------------------------------------------------
EBITA(a)                                            154,268     104,517       74,199      140,662
--------------------------------------------------------------------------------------------------
EBITA %                                                  18%         13%          11%          22%
--------------------------------------------------------------------------------------------------
EBIT(a)                                              79,225      37,662       16,439       82,087
--------------------------------------------------------------------------------------------------
EBIT %                                                    9%          5%           3%          13%
--------------------------------------------------------------------------------------------------
Interest expense                                      5,193       9,642       18,192       16,026
--------------------------------------------------------------------------------------------------
Investment income                                     4,538       4,404       16,671       16,753
--------------------------------------------------------------------------------------------------
Unusual Items                                         2,276      (3,980)      51,676       30,551
--------------------------------------------------------------------------------------------------
Income tax expense                                   21,823      12,691       (8,647)      29,599
--------------------------------------------------------------------------------------------------
Net earnings                                         54,471      23,713      (28,111)      19,344
--------------------------------------------------------------------------------------------------
Basic EPS*                                             0.99        0.43        (0.51)        0.33
--------------------------------------------------------------------------------------------------
Diluted EPS*                                           0.98        0.43        (0.51)        0.32
--------------------------------------------------------------------------------------------------

* per share data based on 3 for 1 stock split July 1987, 2 for 1 stock split June 1993 and 2 for 1 stock split February 1998

(a) EBITA is defined herein as earnings before amortization, interest expense, investment income, unusual items and income taxes. EBIT is defined herein as earnings before interest expense, investment income, unusual items and income taxes. Both of these are standard measures that are commonly reported and widely used in the industry to assist in understanding and comparing operating results. EBITA and EBIT are not defined terms under generally accepted accounting principles ("GAAP"). Accordingly, these measures should not be considered as a substitute or alternative for net earnings or cash flow, in each case as determined in accordance with GAAP.






cinram(36)2002

                (Stated in thousands of Canadian dollars, except per share data)

---------------------------------------------------------------------------
   1998       1997       1996       1995       1994       1993       1992
---------------------------------------------------------------------------

642,714    513,260    340,718    270,081    144,771    113,519     86,124
---------------------------------------------------------------------------
     25%        51%        26%        87%        28%        32%        27%
---------------------------------------------------------------------------
487,076    389,279    256,111    205,549    103,902     84,984     60,201
---------------------------------------------------------------------------
213,815    165,606    103,234     81,371     50,308     38,586     32,534
---------------------------------------------------------------------------
     33%        32%        30%        30%        35%        34%        38%
---------------------------------------------------------------------------
 58,177     41,625     18,627     16,839      9,439     10,051      6,611
---------------------------------------------------------------------------
155,638    123,981     84,607     64,532     40,869     28,535     25,923
---------------------------------------------------------------------------
     24%        24%        25%        24%        28%        25%        30%
---------------------------------------------------------------------------
 74,222     58,213     33,444     28,296     18,036     10,035      9,849
---------------------------------------------------------------------------

     12%        12%        10%        11%        12%         9%        12%
---------------------------------------------------------------------------
  5,185      2,928      1,257        765         --         --         --
---------------------------------------------------------------------------
  4,490      2,003      2,303      1,953      1,958      1,827      3,309
---------------------------------------------------------------------------

129,918    102,462     66,230     50,357     30,314     26,724     19,376
---------------------------------------------------------------------------
     20%        20%        19%        19%        21%        24%        22%
---------------------------------------------------------------------------

 71,741     60,837     47,603     33,518     20,875     16,673     12,765
---------------------------------------------------------------------------
     11%        12%        14%        12%        14%        15%        15%
---------------------------------------------------------------------------
 16,489      8,738      3,095      2,120         --         --         --
---------------------------------------------------------------------------
 17,450     10,374      3,931      3,742      2,309      1,788      2,630
---------------------------------------------------------------------------
     --         --         --         --         --         --         --
---------------------------------------------------------------------------
 24,249     20,339     17,248     12,149      5,187      4,941      5,611
---------------------------------------------------------------------------
 42,303     42,134     31,191     22,991     17,997     13,520      9,784
---------------------------------------------------------------------------
   0.71       0.74       0.65       0.51       0.41       0.31       0.23
---------------------------------------------------------------------------
   0.70       0.73       0.63       0.49       0.40       0.31       0.22
---------------------------------------------------------------------------


                                                                  cinram(37)2002

11 YEARS COMPARATIVE BALANCE SHEET

---------------------------------------------------------------------------------------------------------------------
Years ended December 31,        2002    2001    2000    1999    1998    1997    1996    1995    1994    1993    1992
---------------------------------------------------------------------------------------------------------------------
BALANCE SHEET

Current ratio                   1.65    1.45    1.30    1.61    1.61    2.65    3.14    1.49    2.32    2.55    2.53
---------------------------------------------------------------------------------------------------------------------
Debt to equity ratio(a)         0.80    0.84    1.11    1.04    0.98    1.01    0.37    0.85    0.42    0.37    0.39
---------------------------------------------------------------------------------------------------------------------
Debt to assets ratio(a)         0.45    0.46    0.53    0.51    0.49    0.50    0.27    0.46    0.29    0.27    0.28
---------------------------------------------------------------------------------------------------------------------
Equity to assets ratio          0.55    0.54    0.47    0.49    0.51    0.50    0.73    0.54    0.71    0.73    0.72
---------------------------------------------------------------------------------------------------------------------
Accounts receivable
     turnover(b)                   4       4       3       4       5       5       5       6       7       8       8
---------------------------------------------------------------------------------------------------------------------
Days sales in
     accounts receivable(b)       97     103     107      86      80      75      78      63      50      43      45
---------------------------------------------------------------------------------------------------------------------
Inventory turnover(c)             14      17      13      12      12      13      11      13      13      12       9
---------------------------------------------------------------------------------------------------------------------
Days sales in inventory(c)        26      21      27      31      31      29      32      27      28      30      41
---------------------------------------------------------------------------------------------------------------------
Asset turnover(d)               1.07    1.13    0.87    0.78    0.79    0.71    0.73    1.09    1.06    1.04    0.89
---------------------------------------------------------------------------------------------------------------------
Return on equity(e)
(after unusual items)             13%      6%    n/a       5%     10%     12%     13%     19%     20%     18%     15%
---------------------------------------------------------------------------------------------------------------------
Return on total assets(f)
(after unusual items)              7%      3%    n/a       2%      5%      7%      9%     12%     14%     13%     11%
---------------------------------------------------------------------------------------------------------------------


(a) consists of current and long-term liabilities including deferred income taxes

(b)  two year average accounts receivable

(c)  two year average inventory

(d)  total assets excluding intangible assets

(e)  two year average equity

(f)  two year average total assets

SUMMARY OF QUARTERLY RESULTS

                (Stated in thousands of Canadian dollars, except per share data)
                                                        (Year ended December 31)


QUARTER                    SALES           NET EARNINGS        PER SHARE
----------------------------------------------------------------------------
                    2002        2001       2002       2001     2002     2001
----------------------------------------------------------------------------
First           $181,433    $184,203    $ 3,985    $    25    $0.07    $0.00
Second          $171,570    $185,462    $ 7,575    $ 1,004    $0.14    $0.02
Third           $224,726    $187,853    $14,843    $ 3,296    $0.27    $0.06
Fourth          $300,950    $274,205    $28,068    $19,388    $0.51    $0.35
----------------------------------------------------------------------------
Year            $878,679    $831,723    $54,471    $23,713    $0.99    $0.43
----------------------------------------------------------------------------






cinram(38)2002

SHARE TRADING INFORMATION

                                                 (volume in thousands of shares)

Trading of Common Shares: CRW

--------------------------------------------------------------------------------
Year ended December 31,   Quarter       High        Low    Closing     Volume
--------------------------------------------------------------------------------

2002*                       First     $ 8.45     $ 4.62     $ 7.95     23,505
                           Second     $11.25     $ 7.52     $10.35     14,313
                            Third     $10.20     $ 6.10     $ 7.00     12,570
                           Fourth     $10.29     $ 5.31     $ 9.89     15,989
--------------------------------------------------------------------------------
                             Year     $11.25     $ 4.62     $ 9.89     66,377
--------------------------------------------------------------------------------

2001*                       First     $ 3.50     $ 2.00     $ 2.75      7,836
                           Second     $ 4.75     $ 2.50     $ 4.25      6,773
                            Third     $ 4.55     $ 3.50     $ 3.79      4,793
                           Fourth     $ 5.15     $ 3.06     $ 4.60      8,364
--------------------------------------------------------------------------------
                             Year     $ 5.15     $ 2.00     $ 4.60     27,765
--------------------------------------------------------------------------------

2000                        First     $11.30     $ 7.55     $ 7.55     11,583
                           Second     $10.80     $ 7.50     $ 9.40     15,807
                            Third     $ 9.75     $ 4.85     $ 5.75     10,318
                           Fourth     $ 6.05     $ 2.56     $ 2.85     15,051
--------------------------------------------------------------------------------
                             Year     $11.30     $ 2.56     $ 2.85     52,759
--------------------------------------------------------------------------------

1999                        First     $21.50     $14.00     $14.20      9,249
                           Second     $14.50     $11.60     $14.30     16,067
                            Third     $14.10     $11.80     $12.20      9,853
                           Fourth     $13.00     $ 8.65     $11.75     10,238
--------------------------------------------------------------------------------
                             Year     $21.50     $ 8.65     $11.75     45,406
--------------------------------------------------------------------------------

1998                         Year     $26.85     $14.25     $18.60     45,044
--------------------------------------------------------------------------------

*  The Toronto Stock Exchange only        (Symbol: CRW)




COMMON SHARES
(Outstanding at December 31, 2002)
Basic                                       55,196,891



                                                                  cinram(39)2002